EXHIBIT 5.1

October 12, 2021

P10, Inc.

4514 Cole Avenue, Suite 1600

Dallas, Texas 75205

Ladies and Gentlemen:

We are acting as counsel to P10, Inc., a Delaware corporation (the “Company”), in connection with (a) the Registration Statement on Form S-1 (No. 333-259823), originally filed on September 27, 2021 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 23,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), which includes (i) 11,500,000 Shares to be sold by the Company (the “Company Shares”) (ii) 8,500,000 shares of Common Stock to be sold by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), and (iii) up to 3,000,000 additional shares of Common Stock to cover over-allotments, if any, to be sold by the Selling Stockholders (the Shares to be sold by the Selling Stockholders are referred to herein as the “Selling Stockholder Shares” ) and (b) the Underwriting Agreement between the Company, Selling Stockholders, and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several underwriters, relating to the Shares (the “Underwriting Agreement”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that (i) the Company Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid, non-assessable and binding obligations of the Company and (ii) the Selling Stockholder Shares when sold as contemplated by the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP